Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC. REPORTS THIRD QUARTER RESULTS

HOPKINSVILLE, Ky. (October 26, 2009) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the three and nine-month periods ended September 30, 2009. For the three month period ended September 30, 2009, net income (loss) available for common shareholders was ($2,875,000), or ($0.80) per share (basic and diluted), compared to $1,149,000, or $0.32 per share (basic and diluted) for the three month period ended September 30, 2008, and $854,000, or $0.24 per share (basic and diluted) for the three month period ended June 30, 2009. For the nine-month period ended September 30, 2009, net income (loss) available for common shareholders was ($1,009,000), or ($0.28) per share (basic and diluted) as compared to $3.9 million, or $1.09 per share basic and $1.08 per share diluted for the nine month period ended September 30, 2008.

Commenting on the third quarter results, John E. Peck, president and chief executive officer, said, “The Company is disappointed to report the goodwill impairment charge. It is important to remember that the impairment charge is a non-cash adjustment that does not affect the Company’s capital ratios, statement of cash flows and liquidity. The Company’s actions in the third quarter strengthen its balance sheet and establish a strong foundation for future growth.”

Highlights from the Third Quarter

•

As previously reported, the Company incurred a $5 million goodwill impairment charge that reduced after tax net income by $3.3 million, or $0.92 per share basic and diluted for the three and nine month periods ended September 30, 2009. The goodwill impairment charge eliminates all goodwill on the Company’s books.

•	Heritage Bank, the Company’s wholly owned subsidiary, remains well capitalized by regulatory standards with a Tier One Capital Ratio of 7.89% and a Total Risked Based Capital Ratio of 13.2%.

•

The Company’s provision for loan loss expense was $1.4 million and $3.3 million for the three and nine month periods ended September 30, 2009, as compared to $805,000 and $1.7 million for the three and nine month periods ended September 30, 2008.

•

The Company’s allowance for loan loss account has increased by $2.3 million since the end of 2008 while net charges off for the nine month period ended September 30, 2009, were approximately $1.0 million.

•	The Company’s tangible book value per share is $16.98 at September 30, 2009, compared to $14.77 at December 31, 2008.

Asset Quality

The Company’s asset quality remains strong. At September 30, 2009, the Company’s non-performing loans total $7.3 million, or 1.12% of total loans. Non-performing assets total $8.8 million, or 0.86% of total assets. The Company’s ratios of non-performing loans and non-performing assets at June 30, 2009, were 1.26% and 0.91%, respectively. The Company’s allowance for loan loss balance is $8.4 million, or 1.28% to total loans and 115% of non-performing loans. The Company’s year to date net charge offs are $1.0 million, or 0.21% of average loans. During the three month period ended September 30, 2009, the Company’s balance of foreclosed real estate increase from $900,000 to $1.4 million. The increase in foreclosed property balances is due to an increased time for marketing properties.

HFBC Reports Third Quarter Results

October 26, 2009

Net Interest Income

For the three and nine month periods ended September 30, 2009, the Company’s net interest income was $6.9 million and $19.8 million, respectively compared to $5.9 million and $17.4 million for the same periods in 2008. The Company’s net interest income for the three month period ended June 30, 2009, was $6.6 million. The Company’s improved level of net interest income is the result of higher balances in interest earning assets and lower rates paid on deposit accounts. For the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, the Company’s net interest margin was 2.89%, 2.93% and 3.02%, respectively. The Company experienced a significant amount of time deposit renewals late in third quarter of 2009. Therefore, the Company anticipates that its cost to fund interest earning assets will continue to decline into the fourth quarter of 2009.

Non-interest Income

Non-interest income for the three month periods ended September 30, 2009, and September 30, 2008, was $2.1 million as compared to $2.7 million for the three month period ended June 30, 2009. The reduction in non-interest income for the three month period ended September 30, 2009, compared to June 30, 2009, related to a $700,000 reduction in security gains. Other non-interest income measurements are largely unchanged at September 30, 2009, as compared to June 30, 2009.

Non-interest Expense

For the nine month periods ended September 30, 2009, and September 30, 2008, non-interest expenses excluding goodwill impairment charges increased by $2.7 million. Other operating expenses with significant increases during the nine month period ended September 30, 2009, compared to September 30, 2008, includes a $1.4 million increase in deposit and examination fees, a $600,000 increase in compensation expense, a $200,000 increase in occupancy expenses and a $250,000 increase in data processing expenses. For the three month periods ended June 30, 2009, and September 30, 2009, operating expenses less goodwill declined approximately $100,000.

Balance Sheet

Total assets are $1.0 billion at September 30, 2009, an increase of $54.6 million from December 31, 2008. During the same period, the Company’s deposits have grown at a 9.8% annualized rate to $765.4 million while loans have grown at an annualized rate of 4.5% to $656.5 million. The Company’s total borrowing from the Federal Home Loan Bank of Cincinnati has declined to $125.3 million at September 30, 2009, from $130.0 million at December 31, 2008. In the nine month period ended September 30, 2009, the Company’s investment portfolio grew by $58.5 million to $305.5 million.

HopFed Bancorp, Inc. is the holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, Hopkinsville, Kentucky, Kingston Springs, Tennessee and Pleasant View, Tennessee, and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HFBC Reports Third Quarter Results

October 26, 2009

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands)

	Selected Financial Indicators as of:
	September 30, 2009	June 30, 2009	December 31, 2008

Total assets	$1,022,123	$1,001,794	$967,560
Loans receivable, gross	656,471	644,538	634,489
Securities available for sale	305,462	290,092	246,952
Securities held to maturity	—	413	454
Required investment in FHLB stock, at cost	4,281	4,281	4,050
Allowance for loan loss	8,429	7,427	6,133
Total deposits	765,381	743,547	713,005
Total FHLB borrowings	125,307	129,141	130,012
Repurchase agreements	32,926	31,438	28,680
Stockholders’ equity	80,694	79,809	78,284
Book value per share, gross	$17.33	$17.08	$16.67
Tangible book value per share	$16.98	$15.30	$14.77
Allowance for loan loss / Gross loans	1.28%	1.15%	0.97%
Non-performing assets / Total asset	0.86%	0.91%	0.86%
Non-performing loans / Total loans	1.12%	1.26%	1.16%
Annualized net charge off ratio	0.21%	0.21%	0.20%
Tier 1 Capital - Bank	7.89%	7.80%	7.77%
Total Risk Based Capital - Bank	13.23%	13.01%	12.62%
Year to date tax equivalent net yield on interest earning assets	2.95%	2.91%	3.04%

HFBC Reports Third Quarter Results

October 26, 2009

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Interest and dividend income:
Loans receivable	$9,898	$10,345	$29,238	$31,323
Investment in securities, taxable	3,179	1,750	9,670	5,068
Nontaxable securities available for sale	428	153	1,090	477
Interest-earning deposits	—	23	8	118

Total interest and dividend income	13,505	12,271	40,006	36,986

Interest expense:
Deposits	5,237	4,967	16,037	15,331
Advances from Federal Home Loan Bank	1,032	985	3,108	3,018
Repurchase agreements	198	256	588	856
Subordinated debentures	168	121	446	405

Total interest expense	6,635	6,329	20,179	19,610

Net interest income	6,870	5,942	19,827	17,376
Provision for loan losses	1,379	805	3,315	1,682

Net interest income after provision for loan losses	5,491	5,137	16,512	15,694

Non-interest income:
Service charges	1,118	1,250	3,140	3,420
Merchant card income	153	148	450	432
Gain on sale of loans	69	7	189	112
Gain on sale of securities	114	16	1,581	718
Income from bank owned life insurance	73	68	220	203
Financial services commission	262	321	738	840
Other operating income	296	240	867	826

Total non-interest income	2,085	2,050	7,185	6,551

HFBC Reports Third Quarter Results

October 26, 2009

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Non-interest expenses:
Salaries and benefits	$3,086	$2,875	$9,304	$8,667
Occupancy expense	814	726	2,312	2,112
Data processing expense	666	582	1,936	1,685
State deposit tax	154	128	465	384
Intangible amortization expense	146	204	553	643
Impairment charge on goodwill	4,989	—	4,989	—
Professional services expense	242	265	777	815
Advertising expense	333	313	976	910
Postage and communications expense	157	162	480	476
Supplies expense	91	86	262	253
Deposit insurance and examination expense	798	146	1,683	319
Other operating expenses	199	126	681	430

Total non-interest expense	11,675	5,613	24,418	16,694

Income (loss) before income tax expense	(4,099)	1,574	(721)	5,551
Income tax expense (benefit)	(1,484)	425	(483)	1,649

Net income (loss)	$(2,615)	$1,149	$(238)	$3,902

Less:
Dividend on preferred shares	$232	—	$688	—
Accretion dividend on preferred shares	$28	—	$83	—

Net income (loss) available to common stockholders	$(2,875)	$1,149	$(1,009)	$3,902

Net income (loss) available to common stockholders
Per share, basic	$(0.80)	$0.32	$(0.28)	$1.09

Per share, diluted	$(0.80)	$0.32	$(0.28)	$1.08

Dividend per share	$0.12	$0.12	$0.36	$0.36

Weighted average shares outstanding - basic	3,571,716	3,578,924	3,565,827	3,592,525

Weighted average shares outstanding - diluted	3,571,716	3,583,018	3,565,827	3,604,581

HFBC Reports Third Quarter Results

October 26, 2009

HOPFED BANCORP, INC.

Reconciliation of Non-GAAP Measures Presented in Earnings Release

(Dollars in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Total non-interest expense	11,675	5,613	24,418	16,694
Goodwill impairment charge	4,989	—	4,989	—

Operating expenses	6,686	5613	19,429	16,694

Net income (loss) available to common shareholders as reported	$(2,875)	$1,149	$(1,009)	$3,902
Goodwill impairment, net of tax benefit	3,293	—	3,293	—

Adjusted earnings	$418	$1,149	$2,284	$3,902

Basic earnings (loss) per common share as reported	$(0.80)	$0.32	$(0.28)	$1.09
Goodwill impairment, net of tax benefit	0.92	—	0.92	—

Adjusted basic common earnings per common share	$0.12	$0.32	$0.64	$1.09

Diluted earnings (loss) per common share as reported	$(0.80)	$0.32	$(0.28)	$1.08
Goodwill impairment, net of tax benefit	0.92	—	0.92	—

Adjusted basic common earnings per common share	$0.12	$0.32	$0.64	$1.08

Use of Non-GAAP financial measures

The above table presents computations and other financial information excluding the goodwill impairment charge (non-GAAP). The goodwill impairment charge is included in the financial results presented in accordance with generally accepted accounting principles (GAAP). The Company believes that the exclusion of goodwill impairment in expressing net operating income (loss), operating expenses and earnings (loss) per share data provides a more meaningful basis for period to period comparisons which will assist investors in analyzing the operating performance and comparable periods in the prior years with the internally prepared projections. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited.

HFBC Reports Third Quarter Results

October 26, 2009

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands)

	For the Three Months Ended
	9/30/2009	6/30/2009	Change from Prior Quarter

Interest and dividend income:
Loans receivable	$9,898	$9,712	$186
Investment in securities, taxable	$3,179	3,205	(26)
Nontaxable securities available for sale	$428	390	38
Interest-earning deposits	—	—	—

Total interest and dividend income	13,505	13,307	198

Interest expense:
Deposits	5,237	5,334	(97)
Advances from Federal Home Loan Bank	1,032	1,039	(7)
Repurchase agreements	198	196	2
Subordinated debentures	168	176	(8)

Total interest expense	6,635	6,745	(110)

Net interest income	6,870	6,562	308
Provision for loan losses	1,379	962	417

Net interest income after provision for loan losses	5,491	5,600	(109)

Non-interest income:
Service charges	1,118	1,098	20
Merchant card income	153	157	(4)
Gain on sale of loans	69	51	18
Gain on sale of securities	114	809	(695)
Income from bank owned life insurance	73	74	(1)
Financial services commission	262	250	12
Other operating income	296	302	(6)

Total non-interest income	2,085	2,741	(656)

HFBC Reports Third Quarter Results

October 26, 2009

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	9/30/2009	6/30/2009	Change from Prior Quarter
Non-interest expenses:
Salaries and benefits	3,086	3,172	(86)
Occupancy expense	814	750	64
Data processing expense	666	639	27
State deposit tax	154	155	(1)
Intangible amortization expense	146	203	(57)
Impairment charge on goodwill	4,989	—	4,989
Professional services expense	242	223	19
Advertising expense	333	320	13
Postage and communications expense	157	164	(7)
Supplies expense	91	91	0
Deposit insurance and examination expense	798	722	76
Other operating expenses	199	342	(143)

Total non-interest expense	11,675	6,781	4,894

Income (loss) before income tax expense	(4,099)	1,560	(5,659)
Income tax expense (benefit)	(1,484)	449	(1,933)

Net income (loss) available to common stockholders	$(2,615)	$1,111	(3,726)

Less:
Dividends on preferred shares	232	229	3
Accretion dividend on preferred shares	28	28	—

Net income (loss) available to common stockholders	$(2,875)	$854	(3,729)

Net income (loss) available to common stockholders
Per share, basic	$(0.80)	$0.24	(1.04)

Per share, diluted	$(0.80)	$0.24	(1.04)

Dividends per share	$0.12	$0.12	—

Weighted average shares outstanding - basic	3,571,716	3,568,814

Weighted average shares outstanding - diluted	3,571,716	3,568,814